Exhibit 10.73
Amendment to the Employment Agreement
Between NationsHealth, Inc. and Tim Fairbanks
THIS AMENDMENT is dated as of December 23, 2008, between NationsHealth, Inc., a Delaware corporation (the “Company”), and Tim Fairbanks (the “Executive”).
WHEREAS, the Company and the Executive are parties to an employment agreement dated May 14, 2008 (the “Employment Agreement”);
WHEREAS, the Internal Revenue Service has issued final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Executive and the Company have agreed to amend the Employment Agreement as set forth below in order to comply with the Section 409A final regulations.
NOW, THEREFORE, the Company and the Executive amend the Employment Agreement, effective as of January 1, 2009 as follows:
1.	The following sentence is added after the first sentence of Section 3(b):

“Any bonus shall be paid by the Company in the calendar year immediately following the completion of the performance period as soon as practicable following the completion of the audit of the Company’s financial statements, but in no event later than December 31st of such year.”
2.	The word “elect” replaces the phrase “are eligible to receive” in Section 4(b).
3.	The following is added after the last sentence in section 4(b):

“The Company and the Executive intend that the first 18 months of coverage shall be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any medical coverage required after such 18 month period shall be provided under an insurance policy in a manner that is non-taxable under the Code. The Company may choose to provide this coverage under its group policy covering active employee. If the Company is unable to provide such coverage under its group policy, it shall use commercially reasonable efforts to secure and individual policy to provide for coverage on the same basis as under the Company’s group medical plan as in effect on the Executive’s separation from service.”
4.	The following is added at the end of Section 4(d):

“within 90 days after Executive incurs such expenses. Reimbursement will be made within 90 days of the receipt by the Company of the appropriate documentation.”

5.	The following replaces the first sentence of Section 5(b):

“Upon termination of this Amended Agreement before the end of the current term (x) by the Company without Cause or (y) by the Executive for Good Reason or disability, Executive shall be entitled to his accrued base salary and any bonus amount earned but not yet paid (the “Accrued Compensation”). Subject to compliance with Sections 7 and 8, and provided that the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 409A of the Code and as determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1), Executive shall also be entitled to all of the following benefits:”
6.	Section 5(b)(i) is amended and restated as follows:

“Unless the Executive is a “specified employee” within the meaning of Section 409A of the Code (determined using any identification date designated by the Company in accordance with Section 409A), the Company shall pay to the Executive, immediately after the date of termination, a lump-sum payment equal to the Executive’s Annual Salary for twenty-four (24) months. If the Executive is a “specified employee” within the meaning of Section 409A, the Company shall make the payment on the first regular pay date following the six-month anniversary of the date of termination.”
7.	The word “elect” replaces the phrase “are eligible to receive” in Section 5(b)(ii).
8.	The following is added at the end of Section 5(b)(ii):

“The Company and the Executive intend that the first 18 months of coverage shall be exempt from the application of Section 409A of the Code. Any medical coverage required after such 18 month period shall be provided under an insurance policy in a manner that is non-taxable under the Code. The Company may choose to provide this coverage under its group policy covering active employee. If the Company is unable to provide such coverage under its group policy, it shall use commercially reasonable efforts to secure and individual policy to provide for coverage on the same basis as under the Company’s group medical plan as in effect on the Executive’s separation from service.”
9.	Section 5(d) is amended and restated as follows:

“If prior to May 12, 2010 there is a Change of Control, and following the Change of Control, the Executive and the Company or the surviving entity, as the case may be, cannot, within 60 days following the date of the Change of Control, agree on employment terms under which the Executive remains in the employ of the Company or the surviving entity, then the Executive shall be entitled, in addition to any other termination benefits conferred upon Executive following a Change of Control pursuant to Section 5(b), to an additional lump sum payment of $500,000.00 (the “Supplemental Change of Control Payment”), payable within 30 days following the date that the parties determine that they were not able to reach an agreement, but in no event later than March 15th of the year following the year in which the Change of Control occurs.”
10.	Except as expressly modified by the terms of this Amendment, the provisions of the Employment Agreement shall continue in full force and effect.
11.	This Amendment may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.
12.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to its conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, as of the day and year first written above.

NationsHealth, Inc.

By:	/s/ Glenn M. Parker, M.D.

Its:	CEO

Executive

By:	/s/ Tim Fairbanks